Exhibit 99.2

Q2-10 Earnings call

Jane Introduction

Thank you Chrissie.

Good afternoon. I would like to welcome everyone to SMTC’s second quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

Q2-10 Earnings call

John

Thanks Jane.

As is our customary practice, I will provide some high level comments on our second quarter and then Jane will take you through our results in more detail. I will then briefly discuss our immediate outlook, followed by a question period.

For those of who have read our press release just issued, our second quarter of 2010 was our fourth consecutive quarter of growth.

We produced exceptional results. Our revenue at $71.2 million increased 82% year over year and was up 16% sequentially. Net income of $3.2 million was up 52% sequentially and $6.6 million higher than Q2, 2009 in which we incurred a loss.

Our second quarter revenue was buoyed by increased orders from almost all of our entire customer base with 9 of our top 10 customers increasing orders in the quarter both sequentially and year over year driven by higher end market demand and continuing inventory replenishment.

As reported last quarter, the electronics industry continues to face electronic parts shortages as component suppliers had reduced inventories and lowered capacity levels during the 2009 recession and have not as yet brought on sufficient capacity to meet the industry’s needs. As a result of these part shortages, we entered and exited the first and second quarters with unusually high order backlogs as significant volume of orders were stranded due to lack of components. Parts shortages continued in the second quarter such that despite significant increased production and related revenue, we again exited the quarter with a large order backlog. We expect the component shortages are unlikely to abate before the end of the year.

Q2-10 Earnings call

Our improved earnings reflect higher revenue and strong gross margin performance both increasing sequentially and year over year and continuing leverage of our efficient cost structure and manufacturing capacity.

The combination of revenue growth, timing of customer receipts and supply chain issues resulted in the Company continuing to carry higher than optimum working capital. We expect to lower both inventories and accounts receivable levels through the second half of the year.

With these comments, Jane will now take you through the results in more detail.

Q2-10 Earnings call

Jane

Thanks John.

We have had another strong quarter, actually a record quarter for both revenues and profit. As expected, we again produced revenue, earnings and EBITDA growth quarter over quarter; now our fourth consecutive quarter of double digit revenue growth. Revenues increased 16% to $71.2 million over the first quarter, after increasing 20% sequentially last quarter; ranking us consistently among the top performers in our industry in terms of sequential revenue growth. Importantly, year over year revenues increased 82%; clearly industry leading. Much like last quarter, we entered the quarter with a substantial backlog and a strong order book; and exited the quarter with an equally large backlog, the result of solid customer demand and continued parts shortages as John mentioned. For the quarter, the Company recorded net income of $3.2 million, up 52%, as we continue to benefit from cost reduction actions taken in 2009 and our continued focus on operational efficiency. While we generated $4 million in cash from earnings, we did invest $5.7 million in working capital in the quarter, modestly increasing debt; however we expect this will reverse over the back half of the year. Overall, a tremendous quarter.

Q2-10 Earnings call

To get into more detail, revenue increased 16% or $9.8 million sequentially to $71.2 million from $61.4 million as customer end markets improved and inventory rebuilding continued for the majority of our customers. Nine of our top 10 customers increased demand in the quarter over the prior quarter. One of these customers, Crestron, has been ramping over the past several months and for the first time became our largest customer this quarter; and one of our longstanding customers in the retail fueling and point of sale solutions business had a seven year record quarter taking it to our number two spot. We continued to experience solid growth from our five new customers that began ramping production in the fourth quarter of last year with revenue almost doubling this quarter, after doubling last quarter, to $5.4 million with each of the five experiencing strong growth and two becoming our 10th and 11th largest customers. In the recent past we have commented on two customers in this category, CEL and Redline; both showing strong growth in the quarter. In addition, Vocera Communications Inc, a new customer in the communication products business focused on health care facilities, is just beginning to start production and is expected to ramp over the next several months.

Compared to the same period last year, revenue increased 82% or $32 million as virtually all of our customers experienced a rebound from last year.

Q2-10 Earnings call

Our prospective customer pipeline continues to strengthen and we have recently been selected by two new customers, one an industrial customer in instrumentation for the semi conductor industry and the other a European multi-division company in the medical device and security business. Both are expected to contribute modestly in 2010 but reach full production levels in 2011.

Our mix of revenue in our various segments has changed somewhat with the industrial segment remaining our largest at 85%. Our top ten customers accounted for 91% of the quarter’s total revenue, somewhat increased from last quarter. Details can be found in our 10Q which will be filed shortly.

Gross margin for the quarter was $8.4 million or an industry leading 11.8% compared with $6.4 million or 10.4% in the prior quarter and $4.0 million or 10.2% for Q2 of last year; a record for the continuing business since 2000. Margin dollars were positively impacted by volume as we continued to contain costs and also by mix of business, this despite increased costs associated with the introduction and ramp of new customers. Year over year margins increased as a percent of revenue and in absolute dollars as a result of revenue growth, cost management and the mix of business. Longer term, we do expect margins to remain at or above 10 percent.

Q2-10 Earnings call

In the quarter, selling, general and administrative costs were $4.6 million compared with $3.2 million last year, excluding the $500 thousand non-cash charge for stock based compensation, and $3.1 million for the same period a year earlier. While we continue to manage costs carefully to benefit from the reductions in 2009, these have been more than offset by a charge for variable compensation resulting from strong results as well as various one-time professional fees. We do plan to continue to carefully manage selling, general and administrative expenses.

Having successfully amended our banking arrangements, interest expense decreased in the quarter from $489 thousand last quarter down to $451 thousand this quarter due to decreased interest rates despite an increase in average debt. The expense is lower than interest costs a year ago of $539 thousand due to lower market rates as well as the lower rates resulting from our amendment. Last quarter we talked about being in the final process of amending our banking arrangements. This was successfully concluded in May resulting in extending the term of our financing for a year, significantly reducing interest rates with an impact of approximately $100 thousand per quarter at current debt levels; a clear indication of the strength of our business and confidence of our banking partners Wells Fargo and Export Development Canada. Our overall interest costs average 5%.

Q2-10 Earnings call

On an EBITDA basis, we generated $4.4 million compared to $3.8 million last quarter, excluding the impact of non-cash stock based compensation, and $1.6 million in Q2 of 2009.

From a cash perspective, we used $1.7 million in cash from operations in the quarter. We recorded positive cash earnings of $4.0 million, however, working capital, excluding cash, increased by $5.7 million in the quarter driven by increased business levels. As a result of cash use, net debt increased by $1.5 million to $22.8 million at the end of the quarter. Average debt also increased somewhat due to higher working capital levels. We expect to generate cash for the year and reduce debt from current levels as we continue to generate cash from earnings and working capital timing differences reverse.

Inventory increased from $45.5 million to $46.5 million, representing 75 days and 67 days, respectively, to support continuing quarterly growth and the impact of continued parts shortages that have resulted in higher backlog. Inventory is procured as directed by our customers and customers generally retain liability for all inventory. We will continue to work with our customers and vendors to manage inventory levels. We expect a reduction in inventory as we work off the continued backlog and the supply chain improves, however, the tight supply chain is a global issue affecting all electronics and it is unclear when this will begin to abate.

Q2-10 Earnings call

Accounts receivable was $44 million or 57 days, increased from the prior quarter at $33 million or 50 days largely due to a large customer receivable that has an offset in accounts payable as they have moved from consignment to turnkey business, accounting for 6 days of receivables.

Accounts payable was $51 million, increased from $46 million last quarter reflecting the increase in business levels and the consignment to turnkey customer payable. Days were decreased from 76 days to 74 days.

Capital investments were a modest $144 thousand in the quarter, however we expect capital investments to increase over the back half of the year as we make important investments to increase capacity and efficiency in North America. Through our Asian based partner, Alco, one new line was added to support growth in the China operation this quarter. We are also investing in an International Procurement Office centered in Hong Kong to provide greater access to Asian based component vendors and to lower our cost of components as we build for the future.

Let me now turn the call back over to John.

Q2-10 Earnings call

John

Thanks Jane.

Let me now talk about our current outlook and provide some perspectives over a longer term horizon.

As we stated in our press release, we expect Q3 to be another solid quarter. We entered the quarter with a strong order backlog and continuing demand from our customers. We believe the majority of our customers have now rebuilt inventories that were depleted last year.

At a macro level, the broader confidence in economic recovery in the first half of the year seems to be giving way to uncertainty. How these perceptions may affect our customers’ end markets is unclear. Accordingly, we plan to be prudent in managing our headcount and overall costs until we have greater visibility into expected end market performance.

That being said, we are optimistic about the longer term outlook for our Company. We have a very solid longstanding customer base, we have several new customers that when fully ramped will add measurable additional revenue; our new customer pipeline is healthy and our cost structure has been and will continue to be tightly controlled.

Q2-10 Earnings call

From a facility perspective, we plan to add selectively capacity over the next few quarters in anticipation of some economic recovery and related revenue growth.

With these comments Chrissie, let us open the lines and respond to your questions.

Thank you.